TEMPUR SEALY INTERNATIONAL, INC.,
as Issuer
The Guarantors party hereto
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
______________________
INDENTURE
Dated as of September 24, 2021
________________________________
3.875% Senior Notes due 2031
___________________________________________________________________________

TABLE OF CONTENTS
Page
Article 1
Definitions and Incorporation by Reference
Section 1.01. Definitions. ..1
Section 1.02. Other Definitions. ..42
Section 1.03. Incorporation by Reference of Trust Indenture Act ..43
Section 1.04. Rules of Construction. ..44

Article 2
The Notes
Section 2.01. Amount of Notes. .44
Section 2.02. Form and Dating. ..45
Section 2.03. Execution and Authentication. ..45
Section 2.04. Registrar and Paying Agent ..46

Section 2.11. Defaulted Interest ..48
Section 2.12. CUSIP, ISIN or Common Code Numbers. ..48

Article 3
Redemption

Section 3.06. Notes Redeemed in Part ..51
Article 4
Covenants

Section 4.04. Limitation on Debt ..54
Section 4.05. Limitation on Restricted Payments. ..59
Section 4.06. Limitation on Liens. ...3
Section 4.07. Limitation on Asset Sales. ..63

Section 4.08. Limitation on Restrictions on Distributions from Restricted Subsidiaries. ..68
Section 4.09. Limitation on Transactions with Affiliates. ...71
Section 4.10. Designation of Restricted and Unrestricted Subsidiaries. ..72
Section 4.11. [RESERVED] ..74

Article 5
Successor Company
Section 5.01. When Company May Merge or Transfer Assets. ..77
Section 5.02. When Guarantors May Merge or Transfer Assets. ..78

Article 6
Defaults and Remedies

Article 7
Trustee

Article 8
Discharge of Indenture; Defeasance
Section 8.01. Discharge of Liability on Notes; Defeasance. ..93
Section 8.02. Conditions to Defeasance. 94

Article 9
Amendments

Section 9.04. Revocation and Effect of Consents and Waivers. . 98
Section 9.05. Notation on or Exchange of Notes. ..99
Section 9.06. Trustee to Sign Amendments. ..99
Section 9.07. Payment for Consent. ..99
Article 10
Guaranties

Article 11
[RESERVED]
Article 12
Miscellaneous

Appendix A - Provisions Relating to Notes
EXHIBIT INDEX
Exhibit A - Form of Note
Exhibit B - Form of Supplemental Indenture
Exhibit C - Form of Transferee Letter of Representation
Exhibit D - Form of Net Short Representation

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310 (a)(1)	7.1
(a)(2)	7.1
(a)(3)	N.A.
(a)(4)	N.A.
(b)	7.08;
7.1
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	12.03
(c)	12.03
313 (a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	7.06;
12.02
(d)	7.06
314 (a)(1)	4.03
(a)(2)	1.03
(a)(3)	1.03; 12.02
(a)(4)	4.18
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
315 (a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316 (a) (last sentence)	12.06
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318 (a)	12.01
N.A. means not applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.
INDENTURE, dated as of September 24, 2021, among TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation (the “Company”), the Guarantors party hereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).

RECITALS
The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance on the date hereof of $800,000,000 aggregate principal amount of the Company’s 3.875% Senior Notes due 2031 (the “Initial Notes” and, together with any Additional Notes (as defined below), the “Notes”). All things necessary to make the Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee and duly issued by the Company, the valid obligations of the Company as hereinafter provided.
In addition, the Guarantors party hereto have duly authorized the execution and delivery of the Indenture as guarantors of the Notes. All things necessary to make the Indenture a valid agreement of each Guarantor, in accordance with its terms, have been done, and each Guarantor has done all things necessary to make the Note Guarantees, when the Notes are executed by the Company and authenticated and delivered by the Trustee and duly issued by the Company, the valid obligations of such Guarantor as hereinafter provided.
This Indenture is subject to, and will be governed by, the provisions of the TIA (as defined below) that are required to be a part of and govern indentures qualified under the TIA.
THIS INDENTURE WITNESSETH
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE
1.01. Definitions.
“2012 Transactions” means the Company’s acquisition of Sealy Corporation, the incurrence of the Company’s 6.875% senior notes due 2020 and borrowings under the Credit Agreement dated December 12, 2012 among the Company, the additional borrowers thereunder, Bank of America, N.A., as administrative agent, and the other lenders from time to time party thereto to finance the acquisition of Sealy Corporation, the related debt repayment and payment of fees and expenses related thereto.

“Additional Notes” means any Notes issued under the Indenture in addition to the Initial Notes, but excluding any Notes issued pursuant to Section 2.07, 2.08, 2.09 or 3.06 or Appendix A in respect of the Initial Notes.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person.
For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),
(b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or
(c) any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of clause (a), (b) or (c) above,
(i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,
(ii) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.05,
(iii) any disposition effected in compliance with the first paragraph in Section 5.01,
(iv) a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity,
(v) a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction,
(vi) a transfer of accounts receivable that is permitted under clause (iii) of the definition of “Permitted Debt” in Section 4.04,

(vii) the disposition of assets or Equity Interests received in settlement of debts owing to a Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person,
(viii) any sale or other disposition of Equity Interests in or Debt or other securities of, an Unrestricted Subsidiary,
(xi) any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $35.0 million,
(x) any disposition that constitutes a Permitted Lien or a Sale and Leaseback Transaction otherwise permitted by this Indenture,
(xi) any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind,
(xii) dispositions in connection with a Permitted Restructuring,
(xiii) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net cash proceeds of such disposition are promptly applied to the purchase price of such replacement property,
(xiv) leases, subleases, service agreements, or product sales, in each case that do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole,
(xv) dispositions of property subject to casualty events, including transfers of property to the respective insurer of such real property as part of an insurance settlement, and dispositions of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise); provided that any net cash proceeds are deemed to be Net Available Cash and applied as required under Section 4.07, and
(xvi) dispositions of intellectual property (including discontinuing the use or maintenance of, failing to pursue, ceasing to enforce or otherwise abandoning, allowing to lapse or be invalidated, terminating or putting into the public domain, any intellectual property or application or registration thereof that is no longer used or useful, desirable or economically practicable to maintain, pursue or enforce) in the ordinary course of business.
“Authentication Agent” means an institution, reasonably acceptable to the Company, appointed by the Trustee to authenticate the Notes.
“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by
(b) the sum of all payments of this kind.
“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:
(a) a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time, and
(b) for purposes of clause (a) of the definition of “Change of Control,” any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.
The term “Beneficially Own” shall have a corresponding meaning.
“Board of Directors” means the Board of Directors of the Company (or, in the case of clause (b) of the first paragraph of Section 4.09, the applicable Restricted Subsidiary) or any committee thereof duly authorized to act on behalf of such Board of Directors.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.
“Business Day” means each day that is not a Legal Holiday.
“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.06, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.
“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that

Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.
“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Existing Notes Issue Date, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.
“Change of Control” means the occurrence of any of the following events:
(a) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company provided, however, that a transaction will not be deemed to involve a Change of Control under this clause (a) if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company, and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or
(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:
(1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation or transferee, and
(2) the holders of the Voting Stock of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation or transferee immediately after the transaction and in substantially the same proportion as before the transaction; or

(c) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.
“Company” means the party named as such in this Indenture until a successor replaces it pursuant to the applicable provisions hereof and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.
“Consolidated Current Liabilities” means, as of any date of determination, the consolidated current liabilities of the Company and its Restricted Subsidiaries that may properly be classified as current liabilities in conformity with GAAP, excluding, without duplication, (a) the current portion of any long-term Debt and (b) the aggregate outstanding principal amount of the revolving credit loans made to the Company under the Credit Agreement.
“Consolidated Fixed Charges” means, for any period for the Company and its consolidated Restricted Subsidiaries, the sum, without duplication, of,
(a) Consolidated Interest Expense for such period, plus
(b) Disqualified Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Qualified Capital Stock, plus
(c) Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid or scheduled to be paid in Qualified Capital Stock.
“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:
(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending prior to such determination date for which internal financial statements of the Company are available, to
(b) Consolidated Fixed Charges for those four fiscal quarters;
provided that:
(1) if:

(A) since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or
(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt,
Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro-forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any Repayment of Debt, EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and
(2) if:
(A) since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,
(B) the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or
(C) since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,
EBITDA for that period shall be calculated after giving pro-forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.
If any Debt bears a floating rate of interest and is being given pro-forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.
“Consolidated Interest Expense” means, for any period for the Company and its Restricted Subsidiaries, all interest expense on a consolidated basis determined in accordance with GAAP, but in any event, including the interest component under Capital Lease Obligations and the implied interest component under Qualified Receivables Transactions and excluding (i)

non-cash interest costs of a one-time or non-recurring nature, (ii) commissions, discounts, yield and other fees and charges related to Qualified Receivables Transactions, (iii) amortization or write-off of deferred financing fees, debt issuance costs, commissions and fees and expenses with respect to Debt and (iv) any premiums or other breakage costs (including interest rate hedge termination costs) in connection with the purchase or redemption of any Debt to the extent such payments are classified, characterized, reclassified or recharacterized as interest expense.
“Consolidated Net Income” means, for any period for the Company and its Restricted Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding:
(a) unusual or non-recurring charges for such period, including restructuring charges or reserves, severance, relocation costs and one-time compensation charges (including, without limitation, retention bonuses) and other costs relating to the closure of facilities or impairment of facilities;
(b) the non-cash effects of purchase accounting under Accounting Standards Codification of the Financial Accounting Standards Board 805;
(c) any deduction for income (or addition for losses) attributable to the minority equity interests of third parties in any Restricted Subsidiary except, in the case of income, to the extent of dividends paid in respect of such period to the holder of such minority equity interest;
(d) any gain (or loss) realized upon the sale or other disposition of any Property of the Company or any of its Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;
(e) any gain or loss attributable to the early extinguishment of Debt;
(f) any extraordinary gain or loss or cumulative effect of a change in accounting principles to the extent disclosed separately on the consolidated statement of income;
(g) any unrealized gains or losses of the Company or its Restricted Subsidiaries on any Hedging Obligations;
(h) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any agreement, instrument, contract or other undertaking to which such Restricted Subsidiary is a party or by which any of its property is bound or any law, treaty, rule, regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case, applicable or binding upon such Restricted Subsidiary or any of its property or to which such Restricted Subsidiary or any of its property is subject;
(i) costs, fees, expenses or premiums incurred during such period in connection with the 2012 Transactions;

(j) costs, fees and expenses incurred during such period in connection with acquisitions (whether or not consummated), or other Investments consisting of acquisitions of assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and dispositions of Property (whether or not consummated), other than dispositions, to the extent considered Dispositions (or any equivalent term used in the Credit Agreement) under the Credit Agreement, of Property effected in the ordinary course of business;
(k) any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;
(l) direct and indirect costs, fees, expenses and charges (including initial floor model discounts and charges associated with any related terminations of contracts with other customers or the bankruptcy or insolvency of other customers) incurred during such period in connection with establishing or pursuing a business relationship with Mattress Firm, Inc.; provided that all cash amounts added back pursuant to this clause (l) shall not exceed $30.0 million in the aggregate for all such amounts; and
(m) non-cash charges in connection with stock-based compensation.
Notwithstanding the foregoing, (i) for purposes of Section 4.05 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under clause (c)(iv) thereof, and (ii) any net income (loss) of any Person (other than the Company) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Company’s equity in the net income of any such Person for any period shall be included, without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed by the Person during such period to the Company or a Restricted Subsidiary as a dividend or distribution.
“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable allowances and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):
(a) the excess of cost over Fair Market Value of assets or businesses acquired;
(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
(d) noncontrolling interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;
(e) treasury stock;
(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and
(g) Investments in and assets of Unrestricted Subsidiaries.
For the avoidance of doubt, any deferred tax assets that would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries shall be included in the calculation of Consolidated Net Tangible Assets.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (x) the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by Liens at the date of determination (on a pro-forma basis reflecting any Incurrence of Debt and repayment of Debt made on such date), less (y) the aggregate amount of Qualified Cash on such date of determination, to (b) the aggregate amount of EBITDA for the Company for the four full fiscal quarters, treated as one period, ending prior to the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Secured Leverage Ratio for which internal financial statements of the Company are available (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”). In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated after giving effect to the following:
(1) if since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,
(2) if the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio involves an Asset Sale, Investment or acquisition, or
(3) since the beginning of the Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Four Quarter Period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro-forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of the Four Quarter Period.
For purposes of calculating the Consolidated Secured Leverage Ratio, the Company may elect to treat the entire commitment of any secured revolving credit facility of the Company or any Restricted Subsidiary to be deemed to be fully drawn as of the date such agreement is executed, and thereafter the amount of such commitment shall be deemed to be fully borrowed and outstanding at all times for purposes of the covenant described under Section 4.04 and calculation of the Consolidated Secured Leverage Ratio, and shall not be required to retest upon any borrowings thereunder.
“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of:
i.(x) the aggregate amount of all Debt of the Company and its Restricted Subsidiaries at the date of determination (on a pro-forma basis reflecting any Incurrence of Debt and repayment of Debt made on such date), less (y) the aggregate amount of Qualified Cash on such date of determination, to
ii.the aggregate amount of EBITDA for the Company for the four full fiscal quarters, treated as one period, ending prior to such date of determination for which internal financial statements of the Company are available, in each case with such pro-forma adjustments to Consolidated Total Indebtedness, cash and Temporary Cash Investments and EBITDA as are appropriate and consistent with the pro-forma adjustment provisions in the definition of Consolidated Secured Leverage Ratio.
“Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 16, 2019, among the Company, the additional borrowers thereunder, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders from time to time party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced (whether or not upon termination, and whether with the original lenders or otherwise), supplemented or otherwise modified from time to time (including, in each case, by means of one or more credit agreements, note purchase agreements, indentures or sales of debt securities to institutional investors whether with the original agents and lenders or otherwise and including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) and including, without limitation, to increase the amount of available borrowing thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.
“Credit Facilities” means, one or more debt facilities (including the Credit Agreement), loan agreements, indentures, commercial-paper or other facilities, in each case with banks or other institutional lenders, institutional investors or other lenders, investors or credit providers providing for revolving credit loans, term loans, term debt, debt securities, receivables financing

(including through Qualified Receivables Transactions and other transactions involving the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other Debt, including issuances of debt securities evidenced by notes, debentures, bonds, indentures or similar instruments, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.
“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.
“Danish Tax Assessment” means the pending income tax assessment from the Danish Tax Authority, including tax, interest and penalties, described in footnote 12 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 under “Danish Tax Matter” for any and all tax years described therein and includes any tax year after 2020 for which an assessment of tax, interest and penalty is made by the Danish Tax Authority associated with the dispute also described therein.
“Debt” means, with respect to any Person on any date of determination (without duplication):
(a) the principal of and premium (if any) in respect of:
(1) debt of the Person for money borrowed, and
(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;
(b) all Capital Lease Obligations of the Person;
(c) all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(d) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);
(f) all obligations of the type referred to in clauses (a) through (e) of other Persons the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured; and
(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.
The amount of Debt of any Person will be deemed to be:
(1) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;
(2) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;
(3) with respect to any Debt issued with original issue discount, the face amount of such debt less the remaining unamortized portion of the original issue discount of such Debt;
(4) with respect to any Hedging Obligation, zero if the Hedging Obligation has been incurred pursuant to clause (vii), (viii), or (ix) of the definition of “Permitted Debt” in Section 4.04 or otherwise in the net amount payable if such Hedging Obligation terminated at that time due to default by such Person; and
(5) otherwise, the outstanding principal amount thereof.
Notwithstanding the foregoing, the following shall not constitute or be deemed to be “Debt:”
(i) any debt that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Temporary Cash Investments (in an amount sufficient to satisfy all such indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;
(ii) any obligations arising from agreements of a Person providing for indemnification, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed assets or similar obligations (other than guarantees of Debt), in each case incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);
(iii) accrued expenses or trade payables;
(iv) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; and
(v) deferred or prepaid revenues.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).
“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company and measured at the time received and without giving effect to subsequent changes in value) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under Section 4.07.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:
(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or
(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.
“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Disqualified Stock.
“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published by the Federal Reserve Board on the date of such determination.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.
“EBITDA” means, for any period for the Company and its Restricted Subsidiaries:
(a) Consolidated Net Income for such period, plus
(b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:
(1) Consolidated Interest Expense for such period,
(2) consolidated income tax expense for such period,
(3) all amounts attributable to depreciation and amortization (including amortization of deferred financing fees) for such period,
(4) costs, fees, expenses or premiums paid during such period in connection with (A) the acquisition of Sealy Corporation, (B) the incurrence of Debt by the Company or any of its Restricted Subsidiaries, and (C) amendments, waivers, modifications or repayments of the Credit Agreement or other Debt,
(5) non-cash charges (other than (x) the write-down of current assets, (y) accrual of liabilities in the ordinary course of business and (z) any non-cash charge representing an accrual or reserve for cash expenses in a future period) for such period,
(6) the amount of pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies (in each case net of amounts actually realized) related to acquisitions, dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives, entry into new contracts and other initiatives that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Company) within 24 months after the date of consummation of such acquisition, disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives (including any entry into new contracts); provided, that the aggregate amount added to or included in EBITDA pursuant to this clause (6) shall not, for any four quarter period, exceed an amount equal to 25% of EBITDA for such period, calculated after giving effect to any such add-backs or inclusion, and
(7) any expense or charges incurred during such period in connection with any permitted issuance of Debt, equity securities or any refinancing transactions, minus
(c) without duplication:
(1) all cash payments made during such period on account of non-cash charges added back pursuant to clause (b)(5) above in a previous period and
(2) to the extent included in determining such Consolidated Net Income, any unusual or non-recurring gains and all non-cash items of income for such period (for the avoidance of doubt, excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and in any items which cash was received in a prior period), all determined on a consolidated basis in accordance with GAAP.
“Equipment Financing Transaction” means any arrangement (together with any Refinancings thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.
“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Stock of the Company pursuant to an effective registration statement under the Securities Act, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company or (ii) a private equity offering of Qualified Capital Stock of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company, other than any public offerings registered on Form S-8.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.
“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of Section 4.05 and Section 4.07 and the definitions of “Qualified Receivables Transaction” and “Credit Facilities,” Fair Market Value shall be determined, except as otherwise provided,

(a) if the Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company, or
(b) if the Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 12 months of the relevant transaction.
“Fitch” means Fitch Investors Services, Inc. and any successors to its rating agency.
“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, provided, however, that the Company may with notice to the Trustee elect to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, in which case such provision will be interpreted on the basis of GAAP as in effect and applied immediately before such change became effective until such notice has been withdrawn by notice to the Trustee. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (1) Debt shall be deemed to be carried at 100% of the outstanding principal amount thereof, (2) the effects of Accounting Standards Codification of the Financial Accounting Standards Board 825 and 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) on financial liabilities (including valuing any such Debt in a reduced or bifurcated manner as described therein) shall be disregarded, (3) all computations of amounts and ratios referred to herein shall be made without giving effect to Accounting Standards Update (the “ASU”) 2016-13 and (4) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an ASU will continue to be accounted for as operating leases for any determinations under the indenture other than under “—SEC Reports” (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the Company’s financial statements.
“Global Note” means a Note in registered global form without interest coupons.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” or “Guaranty” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any monetary obligation, direct or indirect, contingent or otherwise, of that Person:
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or
(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);
provided that the term “Guarantee” shall not include:
(1) endorsements for collection or deposit in the ordinary course of business, or
(2) a contractual commitment by one Person to invest in another Person for so long as the Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (i) of the definition of “Permitted Investment.”
The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means each Restricted Subsidiary that executes this Indenture or a supplemental indenture in the form of Exhibit B to the Indenture providing for the guaranty of the payment of the Notes, or any successor obligor under its Note Guaranty pursuant to Article 5, in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the Indenture.
“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.
“Holder” means each Person in whose name the notes are registered on the registrar’s books, which shall initially be the nominee of DTC.
“Holder” or “Noteholder” means the Person in whose name the Note is registered on the Note register described in Section 2.04.
“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further that solely for purposes of determining compliance with Section 4.04, amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.
“Indenture” means this Indenture as amended or supplemented from time to time.
“interest”, in respect of the Notes, unless the context otherwise requires, refers to interest and Additional Interest, if any.
“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.
“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Debt or other obligations of such other Person. For purposes of Section 4.05, Section 4.10 and the definition of “Restricted Payment,” Investment shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary of an amount (if positive) equal to:
(a) the Company’s Investment in that Subsidiary at the time of such redesignation, less
(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.
In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch.
“Issue Date” means the date on which the Notes are initially issued.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Net Available Cash” from any Asset Sale means cash payments received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale or therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:
(a) all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,
(b) all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,
(c) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and
(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale.
“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.
“Offering Memorandum” means the final offering memorandum relating to the offering of the Initial Notes, dated September 21, 2021.
“Officer” means the Chief Executive Officer, the Chief Financial Officer, any President, the Chief Accounting Officer, any Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.
“Officers’ Certificate” means a certificate signed by the principal executive officer, principal financial officer, the principal accounting officer or treasurer of the Company, and delivered to the Trustee.
“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.
“Permitted Business” means any business that is reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date.
“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:
(a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of the Restricted Subsidiary is a Permitted Business;
(b) any Person if as a result of the Investment that Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary; provided that the Person’s primary business is a Permitted Business;
(c) cash and Temporary Cash Investments;
(d) (i) receivables owing to the Company or a Restricted Subsidiary,
(x) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that those trade terms may include such concessionary trade terms as the Company or the Restricted Subsidiary deems reasonable under the circumstances, or
(y) reflecting credit extended to customers to finance the purchase of products of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed, in the case of this clause (y), $60.0 million outstanding at any time; and

(ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e) payroll, travel and similar advances to cover matters that are expected at the time of those advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(f) loans and advances to directors, officers and employees made in the ordinary course of business or to finance the purchase of Capital Stock of the Company, in compliance with applicable laws and consistent with past practices of the Company or the applicable Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $20.0 million at any one time outstanding;
(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;
(h) any Person to the extent the Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.07;
(i) Hedging Obligations permitted under clause (vii), (viii) or (ix) of the definition of “Permitted Debt” in Section 4.04;
(j) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing that Qualified Receivables Transaction or any related Debt; provided that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest;
(k) customers or suppliers of the Company or any of its Subsidiaries in the form of extensions of credit or transfers of property, to the extent otherwise constituting an Investment, and in the ordinary course of business and any Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof;
(l) any Person if the Investments (or binding commitments in respect thereof) are outstanding on the Issue Date and not otherwise described in clauses (a) through (k) above and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted hereunder;
(m) any securities, derivative instruments or other Investments of any kind that are acquired and held for the benefit of Company employees in the ordinary course of business pursuant to deferred compensation plans or arrangements approved by the Board of Directors;

provided, however, that (i) the amount of such Investment represents funds paid or payable in respect of deferred compensation previously included as an expense in the calculation of Consolidated Net Income (and not excluded pursuant to clause (f) of the definition of “Consolidated Net Income”), and (ii) the terms of such Investment shall not require any additional Investment by the Company or any Restricted Subsidiary;
(n) any Person (other than an Affiliate) in aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $275.0 million and (y) 30.0% of Consolidated Net Tangible Assets (measured at the time made) outstanding at any one time;
(o) any Investment acquired in exchange for shares of Capital Stock of the Company (other than Disqualified Stock); provided that the proceeds of such issuance shall be excluded from the definition of “Capital Stock Sale Proceeds”;
(p) Investments by the Company or any Restricted Subsidiary made in respect of the Danish Tax Assessment;
(q) any Investment in the Bernalillo County, New Mexico Taxable Fixed Rate Unsecured Industrial Revenue Bonds (Tempur Production USA, Inc. Project), Series 2005B, in the aggregate principal amount of up to $25.0 million Incurred in connection with the Albuquerque IRB Financing;
(r) repurchases of the Notes or any other indebtedness of the Company and/or its Restricted Subsidiaries;
(s) any Guarantee of Debt permitted to be incurred by Section 4.04 other than a Guarantee of Debt of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;
(t) Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by Article 5 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(u) Guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(v) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection or pledges or deposits (or guarantees or other contingent obligations), in each case made by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(w) Investments received as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;
(x) professional or advisory, administrative, management, treasury or similar services, indemnification, insurance, officers’ and directors’ fees and expenses, registration fees and other like expenses paid or provided for the benefit of any joint venture or Unrestricted Subsidiary pursuant to arrangements not involving the Incurrence of Debt that comply with Section 4.09;
(y) Guarantees or other Investments arising from the Incurrence of Debt by the Company or any Restricted Subsidiary with respect to Debt of any Unrestricted Subsidiary or joint venture permitted under Section 4.04;
(z) any transaction that constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of Section 4.09, other than clauses (b), (h), (i), (j), (k) or (l);
(aa) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits, negotiable instruments held for collection, endorsements for collection or deposit and prepaid expenses, in each case, arising in the ordinary course of business.
(bb) Investments in connection with a Permitted Restructuring; and
(cc) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment.
For the avoidance of doubt, any Investment that is a Permitted Investment hereunder may be transferred to the Company or another Restricted Subsidiary, or exchanged for other assets of the Company or another Restricted Subsidiary.
For purposes of determining compliance with this definition, if a Permitted Investment meets the criteria of more than one of the types of Permitted Investment described above, the Company, in its sole discretion, may divide, order and classify, and subsequently divide, re-order and re-classify, such Permitted Investment in any manner in compliance with this definition.
“Permitted Liens” means:
(a) Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt in an aggregate principal amount not to exceed the greater of (x) the amount permitted to be Incurred under clause (ii) of the definition of “Permitted Debt” in Section 4.04, regardless of whether the Company and the Restricted Subsidiaries are actually subject to Section 4.04 at the time the Lien is Incurred and (y) an amount that does not cause the Consolidated Secured Leverage Ratio to exceed 3.50 to 1.0;
(b) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary and deposits in respect thereof (including, without limitation, security for bonds and/or amounts deposited to secure the Danish Tax Assessment) if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;
(c) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;
(d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;
(e) Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property (together with all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)), including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that any Lien of this kind may not extend to any other Property of the Company or any Restricted Subsidiary; and provided further, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;
(f) Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary (together with all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)); provided that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person and provided further, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g) pledges or deposits by the Company or any Restricted Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;
(h) Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with worker’s compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;
(i) Liens of landlords on fixtures, equipment and movable property located on leased premises and utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;
(j) Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;
(k) Liens in favor of issuers of performance or surety bonds, completion guarantees or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business; provided that these letters of credit do not provide credit support for Debt;
(l) leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;
(m) Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;
(n) Liens or negative pledges attaching to or related to joint ventures engaged in a Permitted Business, restricting Liens on interests in those joint ventures;
(o) Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;
(p) Liens securing Debt Incurred pursuant to clause (xv) of the definition of “Permitted Debt” in Section 4.04 on the Property purchased with the proceeds of such Debt;

(q) Liens not otherwise described in clauses (a) through (p) above on the Property of any Foreign Restricted Subsidiary to secure any Debt permitted to be Incurred by the Foreign Restricted Subsidiary pursuant to Section 4.04;
(r) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clauses (a)(y), (e), (f), (o) or (p) above; provided that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:
(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a)(y), (e), (f), (o) or (p) above, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture, and
(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;
(s) Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced;
(t) Liens not otherwise permitted by clauses (a) through (s) above encumbering assets having an aggregate Fair Market Value not in excess of the greater of (i) $100.0 million and (ii) 11.0% of Consolidated Net Tangible Assets (measured at the time of Incurrence), as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending prior to the date the Lien shall be Incurred and for which reports are required to be provided under Section 4.03;
(u) Liens securing Hedging Obligations permitted under clause (vii), (viii), or (ix) of the definition of “Permitted Debt” in Section 4.04;
(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(w) Liens on receivables and related assets in a Qualified Receivables Transaction or securing Debt or other obligations of a Receivables Entity;
(x) any encumbrance or restriction (including put-and-call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and
(y) statutory liens arising as a result of contributions deducted from member’s pay but not yet due under Canadian pension standards legislation and any employer contributions accrued but not yet due under Canadian pension standards legislation;

(z) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business; provided that such Liens arise only under the applicable conditional sale, title retention, consignment, bailee or similar arrangements and such Liens only encumber the good so sold thereunder;
(aa) any interest or title of a lessor or sublessor under any lease or sublease (including financing statements regarding property subject to lease) entered into by the Company or any Restricted Subsidiary otherwise permitted hereunder; provided that with respect to this clause (aa), such Liens are only in respect of the property subject to, and secure only, the respective lease or sublease (and any other lease or sublease with the same or an affiliated lessor or sublessor);
(bb) ground leases in respect of real property on which facilities owned or leased by the Company or any of the Restricted Subsidiaries are located; and
(cc) Liens in favor of the Company or any Restricted Subsidiary securing Debt permitted under clause (iv) in the definition of “Permitted Debt”;
provided that in the event that the Company or any Restricted Subsidiary enters into or increases commitments under a revolving credit facility, the Consolidated Secured Leverage Ratio (for purposes of determining whether the liens securing such revolving credit facility are “Permitted Liens” pursuant to clause (a)(y) above), for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option as elected on the date the Company or a Restricted Subsidiary, as the case may be, enters into or increases such commitments, either (i) be determined on the date such revolving credit facility or such increase in commitments first becomes effective (assuming that the full amount thereof has been borrowed as of such date), and, if such Consolidated Secured Leverage Ratio test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted hereunder irrespective of the Consolidated Secured Leverage Ratio at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) or (ii) be determined on the date such amount is actually borrowed pursuant to any such facility or increased commitment; provided that, at any time, the lesser of (A) such entire committed amount, in the case of clause (i), or such drawn amount, in the case of clause (ii), and (B) the entire committed amount of such revolving Indebtedness at such time, if any, will be deemed to be outstanding under clause (a)(y) above for all purposes.
For purposes of determining compliance with this definition, if a Permitted Lien meets the criteria of more than one of the types of Permitted Lien described above, the Company, in its sole discretion, may divide, order and classify, and subsequently divide, re-order and re-classify, such Permitted Lien in any manner in compliance with this definition.
“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:
(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and
(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,
(b) the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,
(c) the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and
(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;
provided that Permitted Refinancing Debt shall not include:
(x) Debt of a Subsidiary that is not a Guarantor that Refinances Debt of the Company or any Guarantor, or
(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.
“Permitted Restructuring” means any activities related to tax planning and tax reorganization entered into after the Issue Date so long as such Permitted Restructuring does not materially impair the Note Guarantees of the Guarantors, taken as a whole, and is otherwise not materially adverse to the holders of the notes (as determined by the Company in good faith).
“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.
“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“principal” of any Debt (including the Notes) means the principal amount of such Debt plus the premium, if any, on such Debt.
“Productive Assets” means (a) assets (other than securities and inventory) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses, or (b) Capital Stock or a Person that is or becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided that, in the case of this clause (b) the Restricted Subsidiary is primarily engaged in a Permitted Business.
“pro-forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by a financial or accounting Officer of the Company, together with adjustments that have been certified by a financial or accounting Officer of the Company as having been prepared in good faith based upon reasonable assumptions that are reasonably detailed in such certification.
“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.
“Purchase Money Debt” means Debt:
(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and
(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto;
provided, that the Debt is Incurred within 365 days after the acquisition, construction or lease of the Property by the Company or Restricted Subsidiary.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.
“Qualified Cash” means the sum of the unrestricted cash and Temporary Cash Investments of the Company and its Restricted Subsidiaries.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:
(a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries), and

(b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:
(1) if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity,
(2) all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value, and
(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).
The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure the Credit Facilities shall not be deemed a Qualified Receivables Transaction.
“Rating Agencies” mean Moody’s, S&P and Fitch.
“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to effect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.
“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of the notes, in each case within the Ratings Decline Period, by at least two of the Rating Agencies if the applicable Rating Agencies shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (y) the notes do not have an Investment Grade Rating from at least two of the Rating Agencies at such time.
“Real Estate Financing Transaction” means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and
(a) no portion of the Debt or any other obligations (contingent or otherwise) of which
(1) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings),
(2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or
(3) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and
(c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.
Any designation of this kind by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions.
“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.
“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 4.04 and Section 4.07 and the definition of “Consolidated Fixed Charges Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.
“Restricted Payment” means:
(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;
(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);
(c) the purchase, repurchase, redemption, acquisition or retirement for value, more than five business days prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) any Subordinated Obligation Incurred under clause (iii) of the definition of “Permitted Debt” in Section 4.04 and (ii) the purchase, repurchase, redemption or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case under this subclause (ii) due within one year of the date of acquisition);
(d) any Investment (other than Permitted Investments) in any Person; or
(e) if the Company or any Restricted Subsidiary (i) sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, or (ii) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a business of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.
“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the notes.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.
“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.
“Significant Subsidiary” means any Restricted Subsidiary or group of Restricted Subsidiaries that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.
“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).
“Subordinated Obligation” means any Debt of the Company or the Guarantors (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:
(a) that Person,
(b) that Person and one or more Subsidiaries of that Person, or
(c) one or more Subsidiaries of that Person.
“Support Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Support Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Temporary Cash Investments” means any of the following:
(a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,
(b) U.S. dollar denominated deposit accounts, time deposits and certificates of deposit of (i) any lender under the Credit Agreement, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (collectively, an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition,

(c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition,
(d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500.0 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least one hundred percent (100%) of the amount of the repurchase obligations,
(e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500.0 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, and
(f) other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture; provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939 as so amended.
“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture and any other officer of the Trustee to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.
“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
“United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction.
“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.10 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and
(b) any Subsidiary of an Unrestricted Subsidiary.
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Wholly Owned” means a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Company and its other Wholly Owned Restricted Subsidiaries.
Section 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.09
“Albuquerque IRB Financing”	4.04
“Allocable Excess Proceeds”	4.07
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.12
“Change of Control Payment Date”	4.12
“Change of Control Purchase Price”	4.12
“covenant defeasance option”	8.01
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depositary”	Appendix A
“Events of Default”	6.01
“Excess Proceeds”	4.07
“Existing Notes Issue Date”	4.05
“legal defeasance option”	8.01
“Legal Holiday”	12.08
“Notes Custodian”	Appendix A
“Notice of Default”	6.01
“Offer Amount”	4.07
“Offer Period”	4.07
“Paying Agent”	2.04
“Performance References”	Definition of Derivative Instrument
“Permitted Debt”	4.04
“Prepayment Offer”	4.07
“Registrar”	2.04
“Reversion Date”	4.01
“Surviving Person”	5.01
“Suspended Covenants”	4.01
“Suspension Period”	4.01
Section 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:
“Commission” means the SEC.
“indenture securities” means the Notes.
“indenture security holder” means a Noteholder.
“indenture to be qualified” means this Indenture.
“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.
All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.
Section 1.04 Rules of Construction. Unless the context otherwise requires:
a.a term has the meaning assigned to it;
b.an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
c.“or” is not exclusive;
d.“including” means including without limitation;
e.words in the singular include the plural and words in the plural include the singular;
f.unsecured Debt shall not be deemed to be subordinate or junior to secured Debt merely by virtue of its nature as unsecured Debt;
g.the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP; and
h.the principal amount of any Preferred Stock shall be the greater of (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock.
ARTICLE 2
THE NOTES
Section 2.01 Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited, subject to compliance with Sections 2.03 and 4.04. All Notes shall be identical in all respects other than issue prices, issuance dates and with respect to interest payable on the first interest payment date after issuance.
Subject to Section 2.03, the Trustee shall authenticate the Initial Notes for original issue on the Issue Date. With respect to any Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Initial Notes pursuant to Section 2.07, 2.08, 2.09 or 3.06 or Appendix A), the Company may issue such Notes but only in compliance with Section 2.03.

Section 2.02. Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made part of this Indenture. The Notes and the certificate of authentication included therein shall be substantially in the form of Exhibit A which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Section 2.03. Execution and Authentication. Two Officers shall sign the Notes for the Company by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
At any time and from time to time after the execution and delivery of the Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication. The Trustee will authenticate and deliver
i.Initial Notes for original issue in the aggregate principal amount not to exceed $800.0 million and
ii.Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company after the following conditions have been met:
(1) Receipt by the Trustee of an Officers’ Certificate specifying
(A) the amount of Notes to be authenticated and the date on which the Notes are to be authenticated,
(B) whether the Notes are to be Initial Notes or Additional Notes,
(C) in the case of Additional Notes, that the issuance of such Notes does not contravene any provision of Article 4,
(D) whether the Notes are to be issued as one or more Global Notes or Definitive Notes, and
(E) other information the Company may determine to include or the Trustee may reasonably request.
(2) In the case of Additional Notes that are not fungible with the Initial Notes for federal income tax purposes, such Additional Notes shall bear a different CUSIP number.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee may appoint an Authentication Agent reasonably acceptable to the Company to authenticate any Notes. Unless limited by the terms of such appointment, an Authentication Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
Section 2.04. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.
The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar, co-registrar or transfer agent.
Initially, the Trustee will act as Registrar and Paying Agent with regard to the Notes.
The Trustee, Registrar, Paying Agent and transfer agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Indenture or under applicable law with respect to any transfer or exchange of any interest in any note (including any transfers between or among participants or other beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 2.05. Paying Agent to Hold Money in Trust. At least one Business Day prior to each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Company in making any such payment. If the Company or a Wholly-Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.
Section 2.06. Noteholder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.
Section 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee and/or the Authentication Agent, as applicable. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee (and the Paying Agent, Registrar and Authentication Agent, if not the Trustee) to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.
Every replacement Note is an additional obligation of the Company.
Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser.
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date, such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
Section 2.09. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.

Section 2.10. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of all Notes surrendered for registration of transfer, exchange, payment or cancellation in its customary manner. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation, except pursuant to the terms of this Indenture.
Section 2.11. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the persons who are Noteholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
Section 2.12. CUSIP, ISIN or Common Code Numbers. The Company in issuing the Notes may use “CUSIP”, “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Company nor the Trustee shall have any responsibility for any defect in the “CUSIP”, “ISIN” or “Common Code” number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in such numbers.
ARTICLE 3
REDEMPTION
Section 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant to paragraph 5 of the Notes, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed and that such redemption is being made pursuant to paragraph 5 of the Notes.
The Company shall give each notice to the Trustee provided for in this Section at least 15 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.
Section 3.02. Selection of Notes to be Redeemed. If fewer than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by lot or by a method that complies with applicable legal and securities exchange requirements, if any, subject to the then current rules and procedures of the applicable Depositary. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in amounts of $2,000 or a whole multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.
Section 3.03. Notice of Redemption. At least 10 days but not more than 60 days before a date for redemption of Notes, the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail, and in the case of Notes held in book-entry form, by electronic transmission, to each Holder of Notes to be redeemed. Notices of redemption and offers to purchase Notes may, at the Company’s discretion, be conditional, including but not limited to, completion of an Equity Offering, other offering or financing, Change of Control Triggering Event or other corporate transaction or event. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof.
The notice shall identify the Notes to be redeemed (including any CUSIP, Common Code or ISIN numbers) and shall state:
a.the redemption date and any conditions to redemption; in addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date maybe delayed until such time as any or all such conditions shall be satisfied and a new redemption date will be set by the Company in accordance with applicable DTC procedures, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed;
b.the redemption price or the information specified in paragraph 6 of the Notes;
c.the name and address of the applicable Paying Agent;
d.that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
e.if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;
f.that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date (subject to satisfaction of any conditions precedent); and
g.that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.
In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section at least 45 days before the redemption date unless the Trustee consents to a shorter period.
If the Company elects to provide, in lieu of the redemption price, the information specified in clause (c) of paragraph 5 of the Notes in the notice of redemption, the Trustee shall give the notice of the redemption price, in the Company’s name and at the Company’s expense, one Business Day prior to the redemption date.
Section 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice subject to satisfaction of any conditions precedent in the notice. Upon surrender to the applicable Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the date of redemption). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
Section 3.05. Deposit of Redemption Price. On or prior to 10:00 a.m. New York City time on the Business Day immediately preceding the anticipated redemption date, the Company shall deposit with the applicable Paying Agent (or, if the Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money in U.S. Dollars sufficient to pay the redemption price of and accrued interest (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the date of redemption) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation.
Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
ARTICLE 4
COVENANTS
Section 4.01. Covenant Suspension. During any period of time that:
a.the Notes have Investment Grade Ratings from at least two of the Rating Agencies, and
b.no Default or Event of Default has occurred and is continuing under this Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following Sections of this Indenture: Section 4.04, Section 4.05, Section 4.07, Section 4.08, clause (x) of the third paragraph (and as referred to in the first paragraph) of Section 4.10, and clause (e) of Section 5.01 (collectively, the “Suspended Covenants”). During the Suspension Period (as defined below), the Note Guaranties will be automatically and unconditionally released and discharged and the obligation to grant additional Note Guarantees under Section 4.14 will be suspended. Solely for the purpose of determining the amount of Permitted Liens under Section 4.06 during any Suspension Period (as defined below) and without limiting the Company’s or any Restricted Subsidiary’s ability to Incur Debt during any Suspension Period, to the extent that calculations in Section 4.06 refer to Section 4.04, such calculations shall be made as though Section 4.04 remains in effect during the Suspension Period. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the second preceding sentence and, subsequently, one or more of the Rating Agencies withdraw their ratings or downgrade the ratings assigned to the Notes such that two or more Rating Agencies rate the Notes below the required Investment Grade Ratings (the “Reversion Date”), then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of Section 4.05 with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect prior to, but not during, the Suspension Period, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time (the “Suspension Period”) that the Company and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time). Upon the Reversion Date, any Domestic Restricted Subsidiary that is a guarantor or obligor under the Company’s Credit Agreement shall promptly, and in any event within 5 Business Days, Guarantee the Notes. The Company will give the Trustee written notice of any such suspension of covenants and in any event not later than ten Business Days after such suspension has occurred. In the absence of such notice, the Trustee shall assume that the Suspended Covenants are in full force and effect.
On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.04(a) or one of the clauses set forth in the definition of “Permitted Debt” in Section 4.04 (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to Section 4.04(a) or one of the clauses set forth in the definition of “Permitted Debt” in Section 4.04, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (x) of the definition of “Permitted Debt” in Section 4.04. For purposes of determining compliance with Section 4.07 on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero. The Company will give the Trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume that the Suspended Covenants apply and are in full force and effect.

Section 4.02. Payment of Notes. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the applicable Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.
The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.
Section 4.03. SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Holders of Notes with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, and the information, documents and reports to be so filed and provided at the times specified for the filing of the information, documents and reports under those Sections (including any applicable grace period or extension available thereunder or under the rules and regulations promulgated by the SEC); provided that (i) the Company shall not be so obligated to file the information, documents and reports with the SEC if the SEC does not permit those filings (but shall provide them to the Trustee and the Holders of Notes within the time periods specified in those Sections) and (ii) the electronic filing with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system providing for free public access to such filings) shall satisfy the Company’s obligation to provide such reports, information and documents to the Trustee and the Holders of Notes. The availability of the foregoing materials on a freely accessible page on the Company’s website also shall be deemed to satisfy the foregoing delivery obligations.
The Trustee shall have no obligation to determine if and when the Company’s financial statements or any other reports are publicly available and accessible electronically or on the Company’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants in this Indenture (as to which the Trustee is entitled to conclusively rely upon an Officers’ Certificate).
If any direct or indirect parent company of the Company becomes a guarantor of the notes, the Company may satisfy its obligations in this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.
Section 4.04. Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, either:

a.the Debt is Debt of the Company or any Restricted Subsidiary and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00; provided that the aggregate amount of Debt incurred by any Restricted Subsidiary that is not a Guarantor pursuant to this clause (1) outstanding at any time, together with Permitted Refinancing Debt Incurred under clause (v) in respect thereof, does not exceed $250.0 million, or
b.the Debt is Permitted Debt.
“Permitted Debt” means:
i.Debt of the Company evidenced by the Initial Notes;
ii.Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities; provided that the aggregate principal amount of all Debt Incurred under this clause (ii) at any one time outstanding shall not exceed the greater of:
A.$2.7 billion, and
B.the sum of the amounts equal to:
1. 60% of the book value of the inventory of the Company and the Restricted Subsidiaries, and
2. 85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries (including any Receivables Entity that is a Restricted Subsidiary), in the case of each of clauses (1) and (2) as of the last day of the most recently ended fiscal quarter of the Company for which internal financial statements of the Company are available;
iii.Debt of the Company or a Restricted Subsidiary Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings);
iv.Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, that (A) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (B) if the Company is the obligor on that Debt, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

v.Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, (A) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of this Section 4.04 or (B) the Consolidated Fixed Charges Coverage Ratio would have been greater than or equal to such ratio immediately prior to such transaction;
vi.Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which a Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company; provided that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of this Section 4.04 or (b) the Consolidated Fixed Charges Coverage Ratio would have been greater than or equal to such ratio immediately prior to such transaction;
vii.Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;
viii.Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;
ix.Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;
x.Debt in connection with one or more standby letters of credit or performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;
xi.Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any

Person acquiring all or any portion of such business, assets or Capital Stock; provided, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;
xii.Debt of the Company and its Restricted Subsidiaries outstanding on the Issue Date not otherwise described in clauses (i) through (xi) above;
xiii.Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of $150.0 million and 16.0% of the Company’s Consolidated Net Tangible Assets (as calculated at the time of Incurrence);
xiv.(A) Debt of one or more Foreign Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed the greater of $350.0 million and 75.0% of EBITDA for the period of four fiscal quarters of the Company ended as of the last day of the most recent fiscal quarter for which internal financial statements of the Company are available (measured at the date of Incurrence and calculated with such pro-forma adjustments as are set forth in the definition of Consolidated Fixed Charges Coverage Ratio) and (B) Debt of one or more Foreign Restricted Subsidiaries Incurred to satisfy the Danish Tax Assessment;
xv.Debt of the Company or a Restricted Subsidiary Incurred (A) in respect of Capital Lease Obligations and Purchase Money Debt (including Debt Incurred pursuant to a Real Estate Financing Transaction or an Equipment Financing Transaction); provided that the principal amount of any Debt Incurred pursuant to this clause (A), plus the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause, outstanding at any one time may not exceed the greater of (1) $200.0 million and (2) 21.5% of Consolidated Net Tangible Assets and (B) in respect of any Capital Lease Obligation with respect to a sale and leaseback of the headquarters of the Company in Lexington, Kentucky;
xvi.Debt of the Company or any Guarantor consisting of Guarantees of Debt of the Company or any Restricted Subsidiary Incurred under any other clause of this Section 4.04;
xvii.Debt under the industrial revenue bond financing for the Company’s real property and fixtures located in Albuquerque, New Mexico (the “Albuquerque IRB Financing”) in an aggregate principal amount not to exceed $100,000 and any refinancings, refundings, renewals and extensions thereof;
xviii.Debt of the Company or any Restricted Subsidiary arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

xix.Debt of the Company or any Restricted Subsidiary incurred in the ordinary course of business under Guarantees of Debt of suppliers, licensees, franchisees or customers in an aggregate principal amount at any time outstanding not to exceed $20.0 million;
xx.Debt of the Company or any Restricted Subsidiary arising from Guarantees of Debt of joint ventures at any time outstanding under this clause (xx) not to exceed the greater of $40.0 million and 4.5% of Consolidated Net Tangible Assets of the Company determined as of the date of incurrence of such Debt after giving pro-forma effect to such incurrence and the application of proceeds thereof;
xxi.Debt of the Company or any Restricted Subsidiary in respect of Debt of an Unrestricted Subsidiary or joint venture, to the extent that such liability is the result of the pledge or (or Guaranty with recourse limited solely to) Capital Stock of such Unrestricted Subsidiary or joint venture; and
xxii.Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of this Section 4.04 and clauses (i), (v), (vi), (xii), (xiv)(B), and (xv) above or this clause (xxii).
For purposes of determining compliance with any restriction on the Incurrence of Debt in dollars where Debt is denominated in a different currency, the amount of such Debt will be the Dollar Equivalent determined on the date of on which such Debt was Incurred, in the case of term Debt, or first committed or first Incurred (whichever yields the lower Dollar Equivalent amount) in the case of revolving credit Debt; provided that if any such Debt denominated in a different currency is subject to a Currency Exchange Protection Agreement (with respect to dollars) covering principal amounts payable on such Debt, the amount of such Debt expressed in euros will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being Refinanced will be the Dollar Equivalent of the Debt Refinanced determined on the date such Debt being Refinanced was initially Incurred. Notwithstanding any other provision of this Section 4.04, for purposes of determining compliance with this Section 4.04, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or any Restricted Subsidiary may Incur under any of clauses (i) through (xviii) of this Section 4.04. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock, or any other obligation, as Indebtedness due to a change in accounting principles, fluctuations in the termination value of Hedging Obligations and the payment of dividends or distribution on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.04; provided, in each such case, that the amount thereof (excluding any dividends and distributions to the extent payable in Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary) is included in Consolidated Fixed Charges of the Company as accrued.

For purposes of determining compliance with this Section 4.04:
A.in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and
B.the Company will be entitled to divide and classify and reclassify an item of Debt in more than one of the types of Debt described above; provided that Debt outstanding under the Credit Agreement on the Issue Date shall at all times be treated as Incurred under clause (ii) above and may not be reclassified.
Section 4.05. Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,
a.a Default or Event of Default shall have occurred and be continuing,
b.the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of Section 4.04, or
c.the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made after December 19, 2012 (the “Existing Notes Issue Date”) (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to, without duplication:
i.50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from September 30, 2012 to the end of the most recent fiscal quarter ending prior to the date of the Restricted Payment for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus
ii.Capital Stock Sale Proceeds received after the Existing Notes Issue Date, plus
iii.the sum of:
A.the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Existing Notes Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and
B.the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):
(x) any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, and
(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange, plus
iv.an amount equal to the sum, without duplication, of (in each case to the extent not otherwise included in Consolidated Net Income):
A.the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments,
B.the Fair Market Value of the Company’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Existing Notes Issue Date); and
C.with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Existing Notes Issue Date, an amount equal to the sum, without duplication, of the net reduction on such Restricted Investments in any sale of any such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company or the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment, plus
v.all dividends received in cash by the Company or a Restricted Subsidiary after the Existing Notes Issue Date from an Unrestricted Subsidiary of the Company, to the extent such dividends were not otherwise included in Consolidated Net Income (other than to the extent such dividend represents a return of capital and the Investment in such Unrestricted Subsidiary was made pursuant to clause (c)(i) of this Section 4.05 or to the extent such Investment constituted a Permitted Investment).
Notwithstanding the foregoing limitation, the Company may:
(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, the dividends could have been paid in compliance with this Indenture; provided that the dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees); provided, that
(1) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and
(2) the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;
(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;
(d) pay scheduled dividends (not constituting a return on capital) on Disqualified Stock of the Company issued pursuant to and in compliance with Section 4.04;
(e) permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro-rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro-rata basis;
(f) make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into Capital Stock of the Company; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments;
(g) make repurchases of shares of common stock of the Company deemed to occur upon the exercise of options to purchase shares of common stock of the Company if such shares of common stock of the Company represent a portion of the exercise price of such options; provided that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;
(h) repurchase shares of, or options to purchase shares of, common stock of the Company from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such individuals acquire shares of such common stock; provided that the aggregate amount of such repurchases shall not exceed $15.0 million in any calendar year (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum of $30.0 million in any calendar year); and provided further, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;
(i) purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control Triggering Event of the Company or an Asset Sale by the Company, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company has previously made the offer to purchase Notes required under Section 4.07 or Section 4.12; provided, that such payments shall be included in the calculation of the amount of Restricted Payments;
(j) pay fees and purchase receivables and related assets in connection with a Qualified Receivables Transaction, provided that such payments shall be excluded in the calculation of the amount of Restricted Payments;
(k) make any Restricted Payment if, at the time of making such payment and after giving effect thereto (including the incurrence of any Debt to finance such payments), the Consolidated Total Debt Ratio shall be no greater than 3.50 to 1.00, provided that such payments shall be excluded in the calculation of the amount of Restricted Payments;
(l) make other Restricted Payments not to exceed $125.0 million in the aggregate from the Existing Notes Issue Date;
(m) make other Restricted Payments not to exceed the greater of $30.0 million and 3.5% of Consolidated Net Tangible Assets per fiscal year of the Company; and
(n) make payments or distributions to dissenting stockholders pursuant to applicable law.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
For purposes of determining compliance with this Section 4.05, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may divide, order and classify, and subsequently divide, re-order and re-classify, such Restricted Payment in any manner in compliance with this Section 4.05.
Section 4.06. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, if such Lien secures Debt, unless it has made or will make effective provision whereby the Notes will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by that Lien.

Any Lien securing the Notes or Note Guaranties created pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the unconditional release and discharge of the Lien that caused the Lien securing the Notes or Note Guaranties to be Incurred.
Section 4.07. Limitation on Asset Sales.
a.The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:
i.the Company or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; and
ii.at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Temporary Cash Investments or other cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities;
For purposes of this Section 4.07, the following shall be considered cash:
(1) securities or other assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days (to the extent of the cash received in that conversion);
(2) any cash consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale;
(3) Productive Assets received by the Company or any Restricted Subsidiary in connection with the Asset Sale;
(4) accounts receivable of the disposed business retained by the Company or a Restricted Subsidiary, as the case may be, following an Asset Sale; provided that such accounts receivable (i) are not past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable;
(5) any liabilities, other than Subordinated Obligations, (as shown on the Company or the Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or that are otherwise canceled or terminated in connection with the Asset Sale;
(6) indebtedness, other than Subordinated Obligations, of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such indebtedness in connection with the Asset Sale; and
(7) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate amount for all such Asset Sales that is at any time outstanding not to exceed the greater of $60.0 million and 8.0% of EBITDA at the time of receipt of such Designated Non-Cash Consideration (measured as of the last day of the fiscal quarter most recently ended prior to the date of receipt thereof for which internal financial statements are available) (without giving effect to any write-off or write-down thereof).
The requirement set forth in clause (a)(ii) of this Section 4.07 shall also be considered satisfied if the cash received constitutes at least 75% of the consideration received by the Company or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis.
b.The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):
i.to Repay Debt of the Company or a Restricted Subsidiary (excluding, in any such case, any Debt that is owed to the Company or an Affiliate of the Company) that ranks at least pari passu in right of payment with the notes; or
ii.to acquire Productive Assets or make capital expenditures on property used or useful in the business of the Company and its Restricted Subsidiaries (including by means of an Investment in Productive Assets or capital expenditures made by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).
Pending the final application of any Net Available Cash, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest Net Available Cash in any manner that is not prohibited hereby.
Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash or that the Company earlier elects to so designate shall constitute “Excess Proceeds,” provided, that a binding commitment to acquire Productive Assets or make capital expenditures pursuant to clause (b)(ii) of this Section 4.07 shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (i) such reinvestment is consummated within 180 days of the end of the 360-day period referred to in this sentence, and (ii) if such reinvestment is not consummated within the period set forth in subclause (i) or such binding commitment is terminated, the Net Available Cash not so applied will be deemed to be Excess Proceeds.
When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $60.0 million (taking into account income earned on those

Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro-rata basis according to principal amount, at a purchase price equal to 100% of the principal amount (or accreted value) thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with this Indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by this Indenture and the amount of Excess Proceeds will be reset to zero.
The term “Allocable Excess Proceeds” will mean the product of:
(a) the Excess Proceeds, and
(b) a fraction,
(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and
(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.
(c)     (1) Not later than five Business Days after the Company is obligated to make a Prepayment Offer as described in clause (c) of this Section 4.07, the Company shall send, or cause to be sent, a written notice, by first-class mail (or electronic transmission in the case of Notes held in book-entry form), to the Holders of Notes, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the Holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days and no later than 60 days from the date the notice is mailed.
(2) Not later than the date upon which written notice of a Prepayment Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of clause 0 of this Section 4.07. On or before the purchase date, the Company shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the

Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in Temporary Cash Investments (other than those enumerated in clause (b) of the definition of “Temporary Cash Investments”), maturing on the last day prior to the purchase date or on the purchase date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee or the Paying Agent shall, on the purchase date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section.
(3) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro-rata basis for all Notes (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000 thereafter, shall be purchased). Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.
(4) At the time the Company delivers Notes to the Trustee that are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section. A Note shall be deemed to have been accepted for purchase at the time the Trustee or the applicable Paying Agent mails or delivers payment therefor to the surrendering Holder.
(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue thereof.

Section 4.08. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:
a.pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,
b.make any loans or advances to the Company or any other Restricted Subsidiary, or
c.transfer any of its Property to the Company or any other Restricted Subsidiary.
d.The foregoing limitations will not apply to restrictions:
A.in effect on the Issue Date,
B.relating to Debt of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,
C.that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clauses (D), (H), (I) or (P) below, provided that the restrictions, taken as a whole, are no less favorable to the Holders of Notes in any material respect (as determined in good faith by the Company’s Board of Directors) than the restrictions of the same type contained in the agreement evidencing the Debt so Refinanced,
D.resulting from the Incurrence of any Permitted Debt as defined in Section 4.04, provided that the restrictions, taken as a whole, are no less favorable to the Holders of Notes in any material respect (as determined in good faith by the Company’s Board of Directors) than the restrictions of the same type contained in this Indenture,
E.existing by reason of applicable law,
F.constituting Standard Securitization Undertakings relating solely to, and restricting only the rights of, a Receivables Entity in connection with a Qualified Receivables Transaction,
G.existing pursuant to any Debt Incurred by a Foreign Restricted Subsidiary, which restrictions are customary for a financing of such type, and which are otherwise permitted under this Indenture;

H.relating to Debt that is permitted to be Incurred and secured pursuant to Section 4.04 and Section 4.06 that limit the right of the debtor to dispose of the Property securing that Debt,
I.encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,
J.resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder,
K.which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale,
L.in agreements in respect of Liens permitted to be incurred under Section 4.06 and the security documents relating thereto, that limit the right of the debtor to dispose of the assets subject to such Liens;
M.contained in agreements governing Hedging Obligations permitted under the indenture;
N.relating to the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to Section 4.04 and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);
O.in Debt Incurred or Capital Stock issued by any Restricted Subsidiary; provided that the restrictions contained in the agreements or instruments governing such Debt or Capital Stock (x) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (y) will not materially affect the Company’s ability to pay all principal, interest and premium, if any, on the notes, as determined in good faith by the Company;
P.in any agreement or other instrument of a Unrestricted Subsidiary that is designated a Restricted Subsidiary, in each case that is in existence at the time of such designation (but not created in contemplation of or in connection thereof);

Q.in or in respect of Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments to the extent such encumbrance or restriction restricts the transfer of the property (including Capital Stock) subject to such Capital Lease Obligations, security agreements, mortgages, purchase money agreements or similar instruments,
R.on cash or other deposits or net worth requirements or similar requirements, imposed by suppliers, landlords or customers or required by insurance, security or bonding companies, or
S.contained in contracts entered into in the ordinary course of business, not relating to any Debt, and that do not, taken as a whole, detract from the value of, or from the ability of the Company and its Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, as determined in good faith by the Company.
Section 4.09. Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company, involving aggregate consideration payable to or from the Company or a Restricted Subsidiary in excess of $30.0 million (an “Affiliate Transaction”), unless:
a.the terms of such Affiliate Transaction are no less favorable to the Company or that Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and
b.if the Affiliate Transaction involves aggregate payments or value in excess of $60.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction as evidenced by a Board Resolution promptly delivered to the Trustee.
Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:
(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;
(b) any Restricted Payment permitted to be made pursuant to Section 4.05 or any Permitted Investment (other than under clauses (a) or (b) of the definition thereof);
(c) the payment of reasonable compensation (including amounts paid pursuant to employee benefit plans and equity incentive plans) for the personal services of, and related indemnities provided to, officers, directors and employees of the Company or any of the Restricted Subsidiaries;
(d) (i) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business and (ii) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Company or that Restricted Subsidiary, as the case may be;
(e) any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of “Credit Facilities” and permitted under clause (iii) of the definition of “Permitted Debt” in Section 4.04;
(f) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;
(g) any agreement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby;
(h) transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that a director or manager of such Person is also a director or manager of the Company or such Restricted Subsidiary, as applicable; provided that such director or manager abstains from voting as a director or manager of the Company or such Restricted Subsidiary, as applicable, on such transaction;
(i) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (a) of the preceding paragraph;
(j) any Affiliate Transaction with a Person in its capacity as a holder of Debt or Capital Stock of the Company or any Restricted Subsidiary of the Company if such Person is treated no more favorably than the other holders of Debt or Capital Stock of the Company or such Restricted Subsidiary;
(k) transactions with any joint venture entered into in the ordinary course of business; and
(l) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with unrelated third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then on the terms no less favorable than those available from third parties on an arm’s-length basis, in each case as determined in good faith by the Company.
Section 4.10. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:
a.the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and
b.either:
i.the Subsidiary to be so designated has total assets of $1,000 or less, or
ii.if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under Section 4.05.
Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the Person is a Subsidiary of an Unrestricted Subsidiary.
In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).
The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro-forma effect to the designation,
(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of Section 4.04, and
(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
Any designation or redesignation of this kind by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to the designation or redesignation and an Officers’ Certificate that:
(a) certifies that the designation or redesignation complies with the foregoing provisions, and
(b) gives the effective date of the designation or redesignation, and the filing with the Trustee to occur after the end of the fiscal quarter of the Company in which the designation or redesignation is made within the time period for which reports are required to be provided under Section 4.03.
Section 4.11. [RESERVED]
Section 4.12. Change of Control Triggering Event.
a.Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
b.Within 30 days following any Change of Control Triggering Event, the Company shall send or cause to be sent by first-class mail (or electronic transmission in the case of Notes held in book-entry form), with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Note register, a notice stating: (A) that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to this Section 4.12 and that all Notes timely tendered will be accepted for payment; (B) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); and (C) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.
c.Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.
d.Prior to the Change of Control Payment Date, the Company shall irrevocably deposit with either the Trustee or with the Paying Agent (or, if the Company or any of its Wholly Owned Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section. On the Change of Control Payment Date, the Company shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company for payment. The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering Holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Company to the

Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Company immediately after the Change of Control Payment Date.
e.The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption has been given pursuant to this Indenture to redeem all of the Notes, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation and occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
f.The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue thereof.
Section 4.13. Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
Section 4.14. Additional Note Guaranties. If any Domestic Restricted Subsidiary Guarantees or becomes an obligor under the Company’s Credit Agreement following the Issue Date, such Domestic Restricted Subsidiary shall promptly provide a Note Guaranty by executing and delivering to the Trustee a supplemental indenture in the form of Exhibit B, pursuant to which such Guarantor shall Guarantee payment of the Notes, and deliver an Officers’ Certificates and Opinions of Counsel required hereunder, provided that the preceding shall not apply to any Unrestricted Subsidiary for so long as it continues to be an Unrestricted Subsidiary. Notwithstanding the preceding, any Note Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph may provide by its terms that it shall be automatically and unconditionally released at such time as such Guarantor ceases to be a guarantor or other obligor under the Credit Agreement (other than upon a discharge of a guarantee thereof through payment thereon).
Section 4.15. Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with their respective organizational documents, and the material rights, licenses and franchises of the Company and each Restricted Subsidiary, provided that the Company is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and

provided further that this Section does not prohibit any transaction otherwise permitted by Section 4.07 or Article 5.
Section 4.16. Payment of Taxes and other Claims. The Company will pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge before the same become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or its income or profits or property, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Restricted Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.
Section 4.17. Maintenance of Properties and Insurance. The Company will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Company may be necessary so that the business of the Company and its Restricted Subsidiaries may be properly and advantageously conducted at all times; provided that nothing in this Section prevents the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.
Section 4.18. Annual Officer’s Certificate as to Compliance. Not later than October 1 every year, beginning with October 1, 2022, the Company shall deliver to the Trustee a certificate (which need not comply with Section 12.05 of this Indenture) executed by the principal executive officer, principal financial officer or principal accounting officer of the Company as to such officer’s knowledge of the Company’s compliance with all conditions and covenants under this Indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under this Indenture.
ARTICLE 5
SUCCESSOR COMPANY
Section 5.01. When Company May Merge or Transfer Assets. The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:
a.the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition of all substantially all its Property is made shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, provided that, if the surviving entity is not a corporation, the Company shall cause a corporation to be added as a co-issuer of the notes;

b.the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;
c.immediately before and after giving effect to that transaction or series of transactions on a pro-forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;
d.immediately after giving effect to that transaction or series of transactions on a pro-forma basis, the Company or the Surviving Person, as the case may be, (i) would be able to Incur at least $1.00 of additional Debt under clause (a) of Section 4.04, or (ii) the Consolidated Fixed Charges Coverage Ratio of the Company or the Surviving Person, as applicable, would be greater than or equal to such ratio immediately prior to such transaction, provided, that this clause (d) shall not be applicable to the Company merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby; and
e.the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section and that all conditions precedent herein provided for relating to the transaction and the execution and delivery of a supplemental indenture, as applicable, have been satisfied.
The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power, of the Company under this Indenture, and the predecessor Company shall be discharged and released from all obligations hereunder and the notes; provided that the Company will not be released from the obligations to pay the principal of, premium, if any, and interest on the notes, in the case of a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety) or a lease of all or substantially all of the Company’s properties or assets in a transaction that is subject to, and that complies with the provisions of, this Section 5.01.
Clauses (c) and (d) of the this Section 5.01 will not apply to any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose.
Section 5.02. When Guarantors May Merge or Transfer Assets. No Guarantor may merge, consolidate or amalgamate with or into any other Person; or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions; or permit any Person to merge, consolidate or amalgamate with or into the Guarantor unless:
a.the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or
b.(1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and
(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or
c.the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the Property of the Guarantor (in each case other than to the Company or a Domestic Restricted Subsidiary) otherwise permitted by this Indenture.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01. Events of Default. The following events shall be “Events of Default”:
a.the Company defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;
b.the Company defaults in the payment of the principal of, or premium, if any, on, any Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;
c.the Company fails to comply with Article 5;
d.the Company fails to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days (180 days in the case of a failure to comply with a provision under Section 4.03) after written notice is given to the Company as specified below;
e.a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $75.0 million or its foreign currency equivalent at the time;
f.any judgment or judgments for the payment of money in an aggregate amount in excess of $75.0 million (or its foreign currency equivalent at the time) (net of amounts covered by insurance or bonded) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, stayed, satisfied, annulled, discharged or rescinded for any period of 60 consecutive days after such judgment becomes final and non-appealable;

g.the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
i.commences a voluntary case;
ii.consents to the entry of an order for relief against it in an involuntary case;
iii.consents to the appointment of a Custodian of it or for any substantial part of its property; or
iv.makes a general assignment for the benefit of its creditors;
or takes any comparable action under any foreign laws relating to insolvency;
h.a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
i.is for relief against the Company or any Significant Subsidiary in an involuntary case;
ii.appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property;
iii.orders the winding up or liquidation of the Company or any Significant Subsidiary; or
iv.grants any similar relief under any foreign laws;
and in each such case the order or decree remains unstayed and in effect for 30 days; or
i.any Note Guaranty by any Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.
The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
A Default under clause (d) is not an Event of Default until the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding notify the Company (and in the case of such notice by Holders, the Trustee) of the Default and the Company does not cure that Default within the time specified after receipt of such notice. The notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” A notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default.
The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.
Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation,” a form of which is attached hereto as Exhibit D), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.
If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Company provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holder to the trustee, which obligations shall continue to survive.
Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.
For the avoidance of doubt, the Trustee (i) shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the Indenture even if Holders’ holdings are later disregarded because of a breach or failure to comply with the Position Representation or Verification Covenant, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise, and (ii) will be fully protected for any actions taken (or not taken) in accordance with a Noteholder Direction under the Indenture even if Holder’s holdings are later disregarded because of a breach of, or failure to comply with, the Position Representation or Verification Covenant. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.
With their acquisition of the Notes, each holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Company in accordance with the terms of the Indenture. Each holder and subsequent purchaser of the Notes waives any and all claims, in law or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee, in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes arising out of or in connection with a Noteholder Direction; in each case, other than arising out of or in respect of the Trustee’s gross negligence, bad faith or willful misconduct.
The Company waives any and all claims, in law or in equity, against the Trustee, and agrees not to commence any legal proceedings against the Trustee, in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes arising out of or in connection with the following instructions or taking actions in accordance with a Noteholder Direction; in each case, other than arising out of or in respect of the Trustee’s gross negligence, bad faith or willful misconduct.
Any and all other actions that the Trustee takes or omits to take in connection with any Noteholder Direction and all fees, costs and expenses of the Trustee and its agents and counsel arising thereunder and in connection therewith shall be covered by the Company’s indemnifications under the indemnification provisions of the Indenture.
Section 6.02. Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in Sections 6.01(g) or 6.01(h) with respect to the Company) shall have occurred and be continuing, the Trustee or the registered Holders of not less than 30% in aggregate principal amount of Notes then outstanding may, by notice to the Company and the Trustee, declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Sections 6.01(g) or 6.01(h) with respect to the Company occurs, the principal of and accrued and unpaid interest on all the Notes shall be due and payable immediately without any declaration or other act by the Trustee or the Holder of the Notes. After any such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes may, by notice to the Trustee and the Company, rescind and annul any declaration of acceleration (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived other than nonpayment of principal, premium, or interest that has become due solely because of the acceleration, and (iii) there has been deposited with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel incurred in connection with the rescinded Event of Default. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
Notwithstanding the foregoing, if an Event of Default described in Section 6.01(e) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (a) the default relating to such Debt is waived by the holders of such Debt or cured and if such Debt has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Debt, (b) any other existing Events of Default, except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived and (c) there has been deposited with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel incurred in connection with the rescinded Event of Default.
Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or interest on a Note or (ii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Noteholder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
Section 6.05. Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Subject to Section 7.01, in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers hereunder at the request or direction of any of the Holders, unless the Holders shall have offered to the Trustee reasonable indemnity.
Section 6.06. Limitation on Suits. A Noteholder may not pursue any remedy with respect to this Indenture or the Notes unless:
a.such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;
b.the Holders of at least 30% in aggregate principal amount of the Notes then outstanding shall have made a written request, and such Holder or Holders shall have offered security or indemnity satisfactory to the Trustee to institute such proceeding as trustee; and
c.the Trustee has not received from the Holders of a majority in aggregate principal amount of the Notes outstanding a direction inconsistent with such request and has failed to institute such proceeding within 60 days after such notice.
The foregoing limitations on the pursuit of remedies by a Noteholder shall not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of, and premium, if any, or interest on such Note on or after the applicable due date specified in such Note. A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
Section 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and interest on, the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in this Indenture.
Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for such compensation as agreed upon in writing by the parties hereto, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under this Indenture, or in connection with the transactions contemplated hereunder.
Section 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:
FIRST: to the Trustee for amounts due under this Indenture;
SECOND: to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
THIRD: to the Company.
The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Noteholder and the Trustee a notice that states the record date, the payment date and amount to be paid.
Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.
Section 6.12. Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
Section 6.13. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under the Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, the Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, the Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.
Section 6.14. Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.
Section 6.15. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
ARTICLE 7
TRUSTEE
Section 7.01. Duties of Trustee.
a.If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
b.Except during the continuance of an Event of Default:
i.the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied duties, covenants or obligations shall be read into this Indenture against the Trustee; and

ii.in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein.
c.The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
i.this paragraph does not limit the effect of paragraph (b) of this Section;
ii.the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
iii.the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms of this Indenture.
d.Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section.
e.The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
f.Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
g.No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
h.Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA, and the provisions of this Article 7 shall apply to the Trustee in its role as Registrar, Paying Agent and Notes Custodian.
i.The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a responsible Trust Officer of the Trustee has received written notice thereof (in accordance with the notice provisions of this Indenture) from the Company or any Holder and such notice references the Notes and this Indenture and states that such notice is a notice of default.
Section 7.02. Rights of Trustee.

a.The Trustee may conclusively rely on any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
b.Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.
c.The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
d.The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.
e.The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
f.The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty.
g.The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.
h.The Trustee may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them selected with due care and shall be entitled to rely upon the advice of any such party retained for a particular purpose hereunder.
i.In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

j.The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.; provided, however, that in and during an Event of Default, only the Trustee, and not any agent, custodian and other Person employed to act hereunder, shall be subject to the prudent person standard. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
k.The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
If at any time the Trustee is served with any arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process in respect of this Indenture, the Notes, funds held by it, or the Guarantees (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions), it shall (i) forward a copy of such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process to the Issuer (to the extent not prohibited by law, rule or regulation) and (ii) be authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such arbitral, judicial or administrative order, judgment, award, decree, writ or other form of arbitral, judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, award, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee.
Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any other document other than the certificate of authentication executed by the Trustee.
Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee (pursuant to the terms of this Indenture), the Trustee shall mail to each Noteholder notice of the Default or Event of Default within 90 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Noteholders.
Section 7.06. Reports by Trustee to Holders. As promptly as practicable after each December 31 beginning with December 31, 2021, and in any event prior to February 28 in each year, the Trustee shall mail to each Noteholder a brief report dated as of December 31 each year that complies with TIA § 313(a), if and to the extent required by such subsection. The Trustee shall also comply with TIA § 313(b).
A copy of each report at the time of its mailing to Noteholders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.
Section 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation for its services as agreed upon in writing by the parties hereto. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and reasonable out-of-pocket expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees, the cost and expenses of enforcing the terms of this Indenture and the indemnification provided herein) (whether asserted by the Company, any Guarantor, any Holder, or any third-party) incurred by it in connection with the performance of its duties hereunder and/or the transactions contemplated under this Indenture and the Trustee shall have no liability or responsibility for any action or inaction on the part of any Paying Agent, Registrar, Authentication Agent or any successor trustee. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company shall have been actually prejudiced as a result of such failure. The Company may defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence. The Company need not pay for any settlement made by the Trustee without the Company’s written consent, such consent not to be unreasonably withheld and, if the Company defends a claim on behalf of the Trustee, the Company shall not enter into any settlement with respect to such a claim without the Trustee’s prior written consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.
To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s payment obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(g) or 6.01(h) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
The provisions of this Section 7.07 shall survive the satisfaction and discharge or termination, for any reason, of this Indenture and the resignation or removal of the Trustee.
Section 7.08. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:
a.the Trustee fails to comply with Section 7.10;
b.the Trustee is adjudged bankrupt or insolvent;
c.a receiver or other public officer takes charge of the Trustee or its property; or
d.the Trustee otherwise becomes incapable of acting.
If the Trustee resigns, is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the expense of the Company, or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.10, any Noteholder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement or resignation of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the Trustee and survive the termination of this Indenture.

Section 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.
Section 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $50.0 million as set forth in its (or its related bank holding company’s) most recent published annual report of condition. The Trustee shall comply with TIA § 310(b), subject to the penultimate paragraph thereof; provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.
Section 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.
ARTICLE 8
DISCHARGE OF INDENTURE; DEFEASANCE
Section 8.01. Discharge of Liability on Notes; Defeasance.
a.When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.07) for cancellation and the Company has paid all sums payable by it hereunder, or (ii) (A) all outstanding Notes mature within one year or all of the outstanding Notes are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.07), (C) no Default has occurred and is continuing on the date of the deposit, (D) the deposit will not result in a breach or violation of, or constitute default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound, and (E) the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on written demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.
b.Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.12, 4.13 and 4.14 and the operation of Sections 6.01(e), 6.01(f), 6.01(g), 6.01(h) and 6.01(i) (but, in the case of Sections 6.01(g) and 6.01(h), with respect only to Significant Subsidiaries) and the limitations contained in clause (e) of Section 5.01 (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(d) (with respect to the sections of Article 4 identified in the immediately preceding paragraph), 6.01(e), 6.01(f), 6.01(g), 6.01(h) or 6.01(i) (with respect only to Significant Subsidiaries in the case of Sections 6.01(g) and 6.01(h)) or because of the failure of the Company to comply with the limitations contained in clause (d) of Section 5.01.
Upon satisfaction of the conditions set forth herein and upon request of the Company, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated have been complied with, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.
c.Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 7.07, 7.08, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07 and 8.05 shall survive such satisfaction or discharge.
Section 8.02. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:
a.the Company irrevocably deposits in trust with the Trustee money in U.S. Dollars or U.S. Government Obligations for the payment of principal of and interest (including premium, if any) on the Notes to maturity or redemption;
b.the Company delivers to the Trustee a certificate from a nationally recognized accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the Notes to maturity or redemption, as the case may be;
c.123 days pass after the deposit is made and during the 123-day period no Default specified in Sections 6.01(g) or 6.01(h) occurs with respect to the Company or any other Person making the deposit that is continuing at the end of the period;
d.no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;
e.the deposit does not constitute a default under any other agreement or instrument binding on the Company;

f.in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the Issue Date there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
g.in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and
h.the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article 8 have been complied with.
Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.
Section 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.
Section 8.04. Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon written request any excess money or securities held by them upon satisfaction of the conditions and occurrence of the events set forth in this Article 8.
Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Noteholders entitled to the money must look to the Company for payment as general creditors.
Section 8.05. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
Section 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENTS
Section 9.01. Without Consent of Holders. The Company and the Trustee may amend this Indenture or the Notes without notice to or consent of any Noteholder:
a.to cure any ambiguity, omission, defect or inconsistency;
b.to comply with Article 5;
c.to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;
d.to add Guarantees with respect to the Notes or release Guarantors from their Note Guaranties as provided by the terms of this Indenture or the Note Guaranties;
e.to secure the Notes or the Note Guarantees (and, thereafter, provide releases of collateral in accordance with the security documents entered into in connection therewith), to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;
f.to make any change that does not adversely affect the rights of any Noteholder in any material respect;
g.to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;
h.to provide for the issuance of additional Notes in accordance with this Indenture;
i.to conform any provision of this Indenture to the “Description of Notes” contained in the Offering Memorandum;
j.to evidence or provide for the acceptance of appointment hereunder of a successor Trustee;
k.to provide for the addition of a corporate co-issuer in accordance with Article 5 hereunder;

l.to add covenants or Events of Default for the benefit of the Noteholder or surrender any right or power conferred upon the Company or any Guarantor.
After an amendment under this Section becomes effective, the Company shall mail to Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
Section 9.02. With Consent of Holders. The Company and the Trustee may amend this Indenture or the Notes without notice to any Noteholder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes). However, without the consent of each Noteholder affected thereby, an amendment may not:
a.reduce the amount of Notes whose Holders must consent to an amendment or waiver;
b.reduce the rate of or extend the time for payment of interest on any Note;
c.reduce the principal of or extend the Stated Maturity of any Note;
d.make any Note payable in money other than U.S. dollars;
e.make any change in Section 6.04 or 6.07 or the second sentence of this Section;
f.subordinate the Notes to any other obligation of the Company,
g.reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed,
h.at any time after a Change of Control Triggering Event has occurred, reduce the premium payable upon a Change of Control Triggering Event or change the price or the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to that Change of Control Offer, or
i.at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto.
It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
After an amendment under this Section becomes effective, the Company shall promptly mail to Noteholders (with a copy to the Trustee) a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 9.03. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.
Section 9.04. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Noteholder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
Section 9.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
Section 9.06. Trustee to Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall receive reasonable indemnity and shall receive, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel each stating that such amendment is authorized or permitted by this Indenture and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.
Section 9.07. Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10
GUARANTIES
Section 10.01. The Guaranties. Subject to the provisions of this Article, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase required under Section 4.07 or Section 4.12 or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under this Indenture (including any obligations owed to the Trustee). Upon failure by the Company to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture.
Section 10.02. Guaranty Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by
(1)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;
(2)    any modification or amendment of or supplement to the Indenture or any Note;
(3)    any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;
(4)    the existence of any claim, set‑off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;
(5)    any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture; or
(6)    any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.
Section 10.03. Discharge; Reinstatement. Each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.
Section 10.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.
Section 10.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.
Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.
Section 10.07. Limitation on Amount of Guaranty. Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guaranty of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the Bankruptcy Law or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guaranty are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the Bankruptcy Law or any comparable provision of state law.
Section 10.08. Execution and Delivery of Guaranty. The execution by each Guarantor of the Indenture (or a supplemental indenture in the form of Exhibit B) evidences the Note Guaranty of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guaranty set forth in the Indenture on behalf of each Guarantor.
Section 10.09. Release of Guaranty. The Note Guaranty of a Guarantor will terminate upon

(1)    a sale, exchange, transfer or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the Property of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) in a transaction that at the date thereof does not violate this Indenture;
(2)    the release of such Guarantor’s borrowings or guarantee of the obligations under the Credit Agreement other than a discharge through payment thereon;
(3)    the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary;
(4)    defeasance or discharge of the Notes, as provided in Article 8;
(5)    the liquidation or dissolution of that Guarantor in accordance with this Indenture; or
(6)    the occurrence of any covenant suspension, as provided in Section 4.01.
If the Trustee is requested to execute any document in connection with the termination of a Note Guaranty of a Guarantor, the Company shall provide the Trustee with an Officers’ Certificate and Opinion of Counsel, each stating that the termination is authorized or permitted by the terms of this Indenture and that all conditions precedent to such termination have been satisfied.
Upon delivery by the Company to the Trustee of an Officers’ Certificate to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guaranty.
ARTICLE 11
[RESERVED]
ARTICLE 12
Miscellaneous
Section 12.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with another provision that is required to be included in this Indenture by the TIA, the required provision shall control.
Section 12.02. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:
if to the Company:
Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, Kentucky 40511

Facsimile: 859-455-2805
Attention: Chief Financial Officer
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 70006
Facsimile: 212-225-3999
Attention: Nicholas Grabar
if to the Trustee:
The Bank of New York Mellon Trust Company, N.A.
4655 Salisbury Road, Suite 300
Jacksonville, FL 32256
Attention: Corporate Trust Department
Facsimile: (904) 645-1972
The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication mailed to a Noteholder shall be mailed to the Noteholder at the Noteholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
The Trustee may rely upon and comply with instructions or directions sent via unsecured facsimile or email transmission and the Trustee shall not be liable for any loss, liability or expense of any kind incurred by the Company or the Holders due to the Trustee’s reliance upon and compliance with instructions or directions given by unsecured facsimile or email transmission, provided, however, that such losses have not arisen from the gross negligence or willful misconduct of the Trustee, it being understood that the failure of the Trustee to verify or confirm that the person providing the instructions or directions, is, in fact, an authorized person does not constitute negligence or willful misconduct.
Section 12.03. Communication by Holders with Other Holders. Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:
a.an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
b.an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
Section 12.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
a.a statement that the individual making such certificate or opinion has read such covenant or condition;
b.a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
c.a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
d.a statement as to whether or not, in the opinion of such individual, such covenant or condition has been fully complied with.
Section 12.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
Section 12.07. Rules by Trustee, Paying Agents and Registrar. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Registrar and the Paying Agents or co-registrar may make reasonable rules for their functions.
Section 12.08. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal

Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
Section 12.09. Governing Law/Waiver of Trial by Jury. THIS INDENTURE AND THE NOTES AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HOLDER OF NOTES BY ITS ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS INDENTURE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS INDENTURE, EACH PARTY IRREVOCABLY: (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; AND (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.
Section 12.10. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.
Section 12.11. Successors. All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
Section 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.
The words “execution,” signed,” signature,” and words of like import in this Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.
Section 12.13. Electronic Means. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means by an Authorized Officer, as hereinafter defined; provided, however, that the Company and Guarantors, as applicable, shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company and Guarantors, as applicable, whenever a person is to be added or deleted from the listing. If the Company and Guarantors, as applicable, elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company and Guarantors understand and agree that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company and Guarantors shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company, Guarantors and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company and Guarantors, as applicable. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions prior to its receipt of a subsequent written instruction. The Company and each Guarantor agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company and Guarantors, as applicable; (iii) that it will not contest that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.
“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.
Section 12.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 12.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 12.16. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within the Company’s custody or control or as the Company may reasonably obtain that the Trustee may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.
Section 12.17. OFAC Sanctions. Tempur Sealy International, Inc. covenants and represents that (i) neither it nor any of its subsidiaries, affiliates, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”); and (ii) neither it nor any of its subsidiaries, affiliates, directors or officers will use any payments made pursuant to this Indenture or commit any action, or cause The Bank of New York Mellon Trust Company, N.A., to commit any action, under this Indenture: (a) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (b) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (c) in any other manner that will result in a violation of Sanctions by any person.

In witness whereof, the parties have caused this Indenture to be duly executed as of the date first written above.

TEMPUR SEALY INTERNATIONAL, INC., as Issuer
By:	/s/ James M. Schockett
Name: James M. Schockett
Title: Vice President and Treasurer

Tempur-Pedic Management, LLC
Tempur World, LLC
Tempur Production USA, LLC
Comfort Revolution, LLC
Tempur-Pedic North America, LLC
Tempur-Pedic Technologies, LLC
Tempur Franchising US, LLC
Tempur Retail Stores, LLC
Tempur Holding, LLC
Tempur Sherwood, LLC
Sealy Mattress Corporation
Sealy Mattress Company
Sealy Mattress Company of Puerto Rico
Sealy, Inc.
Sleep Outfitters USA, LLC
Sleep Outfitters Outlet, LLC
The Ohio Mattress Company Licensing and Components Group
Sealy Mattress Manufacturing Company, LLC
Sealy Ecommerce, LLC
Sealy Technology LLC
Tempur Sealy International Distribution, LLC
Sealy US Sales, LLC,
Sherwood Midwest, LLC,
Sherwood Southeast, LLC
Sherwood Southwest, LLC
Sherwood West, LLC
Sherwood Northeast, LLC
as Guarantors
By: _/s/ James Schockett______________
Name: James Schockett
Title: Vice President and Treasurer

[Signature Page to the Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By: Mark A. Golder
Name: Mark A. Golder
Title: Vice President / Senior Transaction Manager

[Signature Page to the Indenture]

Appendix A
PROVISIONS RELATING TO NOTES
1. Definitions
1.1 Definitions
For the purposes of this Appendix A the following terms shall have the meanings indicated below:
“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(c).
“Depositary” means with respect to the Notes, The Depository Trust Company, its nominees and their respective successors.
“Distribution Compliance Period” means, with respect to any Notes, the period of 40 consecutive days beginning on the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (ii) the issue date with respect to such Notes.
“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Initial Notes” has the meaning assigned to such term in the recitals to the Indenture.
“Initial Purchasers” means J.P. Morgan Securities LLC and the other several initial purchasers named in Schedule A to the Purchase Agreement.
“Notes” means 3.875% Senior Notes due 2031, to be issued from time to time, as provided for in this Indenture in transactions exempt from registration under the Securities Act pursuant to resales under Rule 144A or Regulation S.
“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.
“Purchase Agreement” means the Purchase Agreement, dated September 21, 2021, among the Company and the Initial Purchasers relating to the Initial Notes, or any similar agreement relating to any future sale of Notes by the Company.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(c) hereto.
1.2 Other Definitions

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Note”	2.1(a)
“IAI Global Note”	2.1(a)
“Regulation S”	2.1
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1
“Rule 144A Global Note”	2.1(a)
2. The Notes
2.1 Form and Dating
The Notes will be offered and sold by the Company, from time to time, pursuant to one or more Purchase Agreements. The Notes will be resold initially only to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and in reliance on Regulation S under the Securities Act (“Regulation S”). The Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs under Rule 501(a)(1), (2), (3) or (7) under the Securities Act, subject to the restrictions on transfer set forth herein.
(a) Global Notes. The Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) with the restricted securities legend set forth in Exhibit A to this Indenture, and the Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more permanent global Notes in registered form with the global securities legend and the applicable restricted securities legend set forth in Exhibit A to this Indenture (the “Regulation S Global Note”) or with such other legends as may be appropriate. Except as set forth in this Section 2.1(a) and Section 2.3(b), beneficial ownership interest in a Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note or a Definitive Note in registered certificated form only after the expiration of the Distribution Compliance Period and then only (i) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for a Definitive Note, in compliance with the requirements described in Section 2.4 and, subject to Section 2.4 hereof, the Notes transferred subsequent to the initial resale thereof to IAIs shall be issued initially in the form of one or more permanent global securities in definitive, fully registered form (collectively, the “IAI Global Note”), in each case without interest coupons and with the global securities legend and restricted securities legend set forth in Exhibit A to this Indenture, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the applicable Depositary or a nominee of the applicable Depositary, duly executed by the Company and authenticated by the Trustee or the Authentication Agent as provided in this Indenture. The Rule 144A Global Note, IAI Global Note and Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the applicable Depositary or its nominee as hereinafter provided.
(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the applicable Depositary.
The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the applicable Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.
Members of, or participants, in the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
(c) Definitive Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Definitive Notes.
2.2 Authentication. The Trustee or Authentication Agent shall authenticate and deliver Notes in accordance with Section 2.03 of the Indenture.
2.3 Transfer and Exchange.
(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:
(x) to register the transfer of such Definitive Notes; or
(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(ii) if such Definitive Notes bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
(B) if such Definitive Notes are being transferred to the Company, a certification to that effect; or
(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act, (i) a certification to that effect and (ii) if the Company or the Trustee so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(c)(i).
(b) Transfer and Exchange of Global Notes.
(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the applicable Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. In the case of a transfer of a beneficial interest in a Global Note to an IAI, the transferee must furnish a signed letter to the Trustee containing certain representations and agreements in the form of Exhibit C to this Indenture.
(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.
(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the

Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.
(v) Restrictions on Transfer of Regulation S Global Notes.
(A) During the Distribution Compliance Period, beneficial ownership interests in Regulation S Global Notes may only be sold, pledged or transferred (i) to the Company, (ii) in an offshore transaction in accordance with Rule 904 of Regulation S, (iii) to QIBs pursuant to Rule 144A who take delivery in the form of a beneficial interest in the Rule 144A Global Note or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and
(B) Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in form reasonably satisfactory to the Trustee) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).
(c) Legend.
(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER
(1) REPRESENTS THAT

(A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT,
(B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”) OR
(C) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND
(2) AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY
(A) TO THE ISSUER,
(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,
(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,
(D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(E) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $100,000 TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, DELIVERS TO THE TRUSTEE A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE, OR
(F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED

CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) OR (2)(F) ABOVE, THE ISSUER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
Each Definitive Note will also bear the following additional legend:
“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act:
(A) in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and
(B) in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).
(d) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation pursuant to its customary practice. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.
(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.
(ii) No service charge shall be made for any registration of transfer or exchange, but the Company and the Trustee may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.08 and 9.05 of this Indenture).
(iii) The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 15 days before the mailing of a notice of redemption or an offer to repurchase Notes or 15 days before an interest payment date.
(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.
(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(f) No Obligation of the Trustee.
(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
2.4 Definitive Notes
(a) A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor Depositary is not appointed by the Company within 120 days of such notice, or (ii) a Default or an Event of Default has occurred and is continuing and the owner of a book-entry interest in the Notes requests such exchange in writing delivered through the Depositary or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture.
(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Definitive Notes issued in exchange for any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(d), bear the restricted securities legend set forth in Section 2.3(c)(i).
(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.
(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

EXHIBIT A
[FORM OF FACE OF NOTE]
[Global Notes Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER
(1) REPRESENTS THAT
(A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT,
(B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”) OR
(C) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND

(2) AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY
(A) TO THE ISSUER,
(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,
(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,
(D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(E) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $100,000 TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, DELIVERS TO THE TRUSTEE A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE, OR
(F) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) OR (2)(F) ABOVE, THE ISSUER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
[Definitive Notes Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER

INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF FACE OF NOTE]
No. $ ____
3.875% Senior Notes due 2031
CUSIP No. [ ]
ISIN No. [ ]
TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of [ ] Dollars ($ ), [or such greater or lesser amount as may be indicated on the Schedule of Increases or Decreases in Global Note attached hereto,]1 on October 15, 2031.
Interest Payment Dates: October 15 and April 15, commencing April 15, 2022.
Record Dates: October 1 and April 1.
1 Include in Global Notes only.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

TEMPUR SEALY INTERNATIONAL, INC.
By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Dated: ___________________________________

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]
3.875% Senior Notes due 2031
1. Interest
(a) TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this 3.875% Senior Note due 2031 (this “Note” and, together with any other 3.875% Senior Notes due 2031, the “Notes”) at the rate per annum shown above. The Company will pay interest semiannually on October 15 and April 15 of each year, commencing April 15, 2022. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.
2. Method of Payment
The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a Definitive Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3. Paying Agent and Registrar
Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture; Note Guaranty
The Company issued the Notes under an Indenture, dated as of September 24, 2021 (the “Indenture”), among the Company, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”); provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939 as so amended. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the TIA for a statement of those terms. This Note is guaranteed, as set forth in the Indenture.
The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Debt, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and the Guarantors to consolidate or merge with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the Property of the Company or the Guarantors.
5. Optional Redemption
(a) Except as set forth below, the Notes may not be redeemed prior to October 15, 2026. On and after that date, the Company may redeem the Notes in whole at any time or in part from time to time at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on or after October 15 of the years set forth below:

Period	Redemption Price
2026....................................................................	101.938%
2027....................................................................	101.292%
2028 .............................................................	100.646%
2029 and thereafter.......................................	100.000%
(b) Notwithstanding the foregoing, prior to October 15, 2024, the Company may redeem up to a maximum of 40% of the original aggregate principal amount of the Notes issued (including Additional Notes, if any) with the proceeds from one or more Equity Offerings by the Company, at a redemption price equal to 103.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption); provided, that after giving effect to any such redemption, at least 60% of the original aggregate principal amount of the Notes (including Additional Notes, if any) remains outstanding. Any such redemption shall be made within 90 days of such Equity Offering upon not less than 10 and no more than 60 days’ prior notice. The Company shall provide notice of any redemption no later than five (5) business days to the Trustee prior to when notice is sent to holders.
(c) Notwithstanding the foregoing, the Company may redeem all or any portion of the Notes, at once or over time, prior to October 15, 2026, at a redemption price equal to the sum of:
(i) 100% of the principal amount of the Notes to be redeemed, plus
(ii) the Applicable Premium,
plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
(d) In connection with any Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such offer and the Company, or any third party making such tender offer in lieu thereof, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 10 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.
“Applicable Premium” means, with respect to the Notes on any redemption date, the excess of (i) the present value on such redemption date of (A) the redemption price of such Note on October 15, 2026 (such redemption price being described in the table appearing in clause (a) of this paragraph 5 exclusive of any accrued interest) plus (B) all required remaining scheduled interest payments due on such Note through October 15, 2026 (excluding accrued and unpaid interest, if any, to, but excluding, the redemption date) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Note.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to October 15, 2026 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.
“Comparable Treasury Price” means, with respect to any redemption date:
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or
(ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such redemption date.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC; provided, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
6. Notice of Optional Redemption
Notice of redemption will be mailed by first-class mail and in the case of Notes held in book-entry form, by electronic transmission at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address. Any notice to Holders of Notes of such a redemption pursuant to clause (c) in paragraph 5 needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described in such clause (c), must be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

Any redemption or notice of any redemption or offer to purchase Notes may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or financing, Change of Control Triggering Event or other corporate transaction or event. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied and a new redemption date will be set by the Company in accordance with applicable DTC procedures, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.
7. Sinking Fund
The Notes are not subject to any sinking fund.
8. Repurchase of Notes at the Option of Holders upon Change of Control Triggering Event
Upon a Change of Control Triggering Event, any Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.
9. Denominations; Transfer; Exchange
The Notes are in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed or 15 days before an interest payment date.
10. Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes.
11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
12. Discharge and Defeasance
Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money in U.S. dollars or U.S. Government Obligations for the payment of principal of and interest (including premium, if any) on the Notes, in each case to redemption or maturity.
13. Amendment, Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended without prior notice to any Noteholder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of Notes, the Company and the Trustee may amend the Indenture or the Notes (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article 5 of the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to add Guarantees with respect to the Notes or release Guarantors from their Note Guaranties as provided by the terms of the Indenture or the Note Guaranties; (v) to secure the Notes (and, thereafter, provide releases of collateral in accordance with the security documents entered into in connection therewith), to add additional covenants or to surrender rights and powers conferred on the Company; (vi) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vii) to make any change that does not adversely affect the rights of any Noteholder in any material respect; (viii) to provide for the issuance of additional Notes in accordance with the Indenture; or (ix) conform any provisions of the Indenture to the “Description of Notes” in the Offering Memorandum.
14. Defaults and Remedies
If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of Notes then outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.
Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind and annul any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived other than nonpayment of principal, premium or interest that has become due solely because of the acceleration.
15. Trustee Dealings with the Company
Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
16. No Recourse Against Others
A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
17. Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
18. Abbreviations
Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
19. Governing Law
THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
20. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. To the extent such numbers have been issued, the Company has caused ISIN and Common Code numbers to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Note.
All capitalized terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

TEMPUR SEALY INTERNATIONAL, INC.
3.875% SENIOR NOTES DUE 2031
ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
______________________________________________________________________________
(Print or type assignee’s name, address and zip code)
______________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this note
In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is a Transfer Restricted Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
(1) ☐ To the Company; or
(2) ☐ Pursuant to an effective registration statement under the Securities Act of 1933; or
(3) ☐ Inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or
(4) ☐ Outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or
(5) ☐ In a principal amount of not less than $100,000 to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee or the Company); or

(6) ☐ Pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933 or any other available exemption from the registration requirements of the Securities Act of 1933.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, that if box (4), (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

Date:
Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The initial principal amount of this Global Note is $[ ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

TEMPUR SEALY INTERNATIONAL, INC.
3.875% SENIOR NOTES DUE 2031
OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.07 (Asset Sale) or Section 4.12 (Change of Control Triggering Event) of the Indenture, check the box:
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.07 or Section 4.12 of the Indenture, state the amount:
$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

Date:
Signature of Signature Guarantee